Exhibit 5.1

February 23, 2016

Computer Programs and Systems, Inc.

6600 Wall Street

Mobile, Alabama 36695

Ladies and Gentlemen:

We have acted as counsel to Computer Programs and Systems, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of 1,965,605 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), pursuant to a registration statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) on February 19, 2016 (the “Registration Statement”). The Registration Statement relates to the proposed resale of the Shares from time to time pursuant to Rule 415 under the Securities Act by the selling stockholders identified in the Registration Statement. This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K, as promulgated by the Commission.

We have examined the Registration Statement and the prospectus included therein, the Certificate of Incorporation and Bylaws of the Company, each of which has been filed with the Commission and incorporated by reference as an exhibit to the Registration Statement, and relevant resolutions of the Board of Directors of the Company. We have also examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In rendering the opinion expressed below, we have assumed the genuineness of all signatures on all documents examined by us, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals, and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or that we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. If any documents that we examined in printed, word processed or similar form have been filed with the Commission on EDGAR or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document that we examined except for formatting changes.

1901 Sixth Ave. North / 2400 Regions Harbert Plaza / Birmingham, AL 35203 / 205.254.1000 / maynardcooper.com

Computer Programs and Systems, Inc.

February 23, 2016

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

Our opinion expressed above is limited to the General Corporation Law of the State of Delaware, and we do not express any opinion with respect to the law of any other jurisdiction or to the securities or “blue sky” laws of any jurisdiction.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included therein. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Maynard, Cooper & Gale, P.C.